Exhibit 99.1

3555 Veterans Memorial Highway, Suite C Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2018 Fourth Quarter and Year End Financial Results

Strategic Growth Investments and Improvements in Global Economy, Oil/Gas Sector, Currencies Deliver 24% Increase in Fourth Quarter Revenue; Advancements in Profitability and Cash Flow

RONKONKOMA, NY – April 16, 2018 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2018 fourth quarter and year ended January 31, 2018.

Fiscal 2018 Fourth Quarter Financial Results Highlights and Recent Developments

•	Net sales for 4Q18 of $25.2 million increased 23.9% from $20.3 million in 4Q17
•	Gross profit for 4Q18 of $9.9 million increased 27.7% from $7.8 million in 4Q17
•	Gross margin as a percentage of net sales in 4Q18 was 39.4%, up from 38.2% in 4Q17
•	Non-cash impairment charge of $0.8 million included in operating expenses relating to write down of assets held-for-sale in Brazil
•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* for 4Q18, which excludes one-time items and non-cash expenses including stock based compensation, is $2.2 million as compared to $2.4 million in 4Q17
•	Adjusted free cash flow* for 4Q18, which is Adjusted EBITDA less cash paid for foreign taxes and capital expenditures of $1.6 million increased 0.4% from $1.6 million in 4Q17
•	One-time, non-cash income tax expense of $5.1 million in connection with the 2017 Tax Cuts and Jobs Act (“Tax Act”)
•	Net loss for 4Q18, which includes one-time items and non-cash expenses mentioned above of $4.9 million or $0.64 per basic share compared to net income of $0.9 million or $0.13 per basic share in 4Q17

*Please see reconciliations of Non-GAAP financial measures in the tables of this press release.

Annual Highlights

•	Net sales for fiscal 2018 of $96.0 million increased 11.4% from $86.2 million in 2017
•	Sales growth in all major and emerging market operating regions
•	Gross profit for fiscal 2018 of $36.2 million increased 14.4% from $31.6 million in 2017
•	Gross margin as a percentage of net sales in fiscal 2018 was 37.7%, up from 36.7% in 2017
•	Operating expenses of $27.7 million in fiscal 2018 increased nearly 12% from $24.8 million in 2017 while remaining at approximately 29% of sales in both years for continued investment to support expanded reach into existing and new markets as well as product development

•	Operating income in fiscal 2018 of $8.5 million, which includes certain one-time expenses incurred in the year, benefited from sales growth, margin improvement and operating leverage throughout the year with an increase of 23.8% from $6.8 million in 2017
•	Net income for fiscal 2018 (which includes one-time items and non-cash expenses mentioned above) of $0.4 million or $0.06 per basic share compares to net income of $3.9 million or $0.54 per basic share in 2017
•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* for FY18, which excludes one-time items and non-cash expenses including stock based compensation, of $10.5 million increased 16% from $9.0 million in FY17
•	Adjusted free cash flow* for FY18, which is Adjusted EBITDA less cash paid for foreign taxes and capital expenditures of $8.3 million increased 19% from $7.0 million in FY17
•	Completed a public offering of approximately 809,000 shares of common stock at a price of $13.80 per share for net proceeds of approximately $10.1 million
•	Completed the refinancing of revolving credit facility with more attractive interest rates and terms
•	Cash at end of fiscal year increased to $15.8 million from $10.4 million at beginning of year
•	Total debt reduced by 71% to $1.7 million at end of fiscal year from $5.8 million at beginning of year
•	Stockholders’ equity increased by 15.8% to $82.8 million at end of 4Q18 from beginning of fiscal year

*Please see reconciliations of Non-GAAP financial measures in the tables of this press release.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “At the end of our fiscal year 2017, I spoke about the traction we had begun to experience for the strategic initiatives taken to improve our global presence and competitiveness while executing with operational effectiveness. Our financial results in fiscal 2018 demonstrate significant execution of our plans as we have made considerable progress across the board. Having served the Company for nearly 32 years, I can say with complete confidence that we have never been in a better position.”

“Through the course of fiscal 2018, our share price reached valuations which were at the high end of our historical range. We capitalized on that opportunity by issuing common stock to raise over $10 million, which solidified our ability to put in place a series of additional strategies to extend our brand globally while creating an even more profitable enterprise.”

“There were a lot of developments taking place in our fiscal 2018 fourth quarter as well as the entire year. While certain of these matters may cloud the analysis of our performance, we reported adjusted figures that allow greater transparency of the improvements in our operations and cash flow. Sales were up by more than 11% for the year, as momentum in the fourth quarter led to 24% growth in the period. Through the course of the year, we focused on expansion into new and existing territories, while all along benefiting from global industrial growth, a return of activity in the oil field services sector, and favorable foreign currency trends.”

“In the fourth quarter, we delivered our fourth consecutive quarter of revenue growth to achieve the highest level of fourth quarter sales in 3 years. Although the fourth quarter is seasonally our slowest period of the year, our fiscal 2018 fourth quarter revenue on an annualized basis surpasses the $100 million mark, the first time at this level since fiscal 2015. We experienced solid sales growth in all of our major as well as emerging market operations.”

“With an emphasis on effective management in all facets of our business, we are pleased to have gone beyond the top line to deliver improvements in our profitability. The fiscal 2018 fourth quarter gross margin of 39.4% reached the highest level in recent memory except for our fiscal 2016 second quarter when we had very high margins in connection with exigent demand from the Ebola outbreak.”

“Operating expenses increased in the fourth quarter and full year as we invested in our future growth, including the hiring of new sales associates, developing new higher margin products and rolling out our Amazon distribution platform in the US which already is delivering significant growth on a small scale. Distribution on the Amazon platform will be rolling out in Australia, Canada and the UK in fiscal 2019. Another important investment is the build out, currently in progress, of new production facilities in India and Vietnam, which will provide for lower cost manufacturing as compared with the majority of our products made in China and Mexico, and represents a regional presence to focus on local and international sales with accommodating trade regulations to reduce shipping and related costs. While spending more, particularly in the fourth quarter, our operating expenses as a percentage of revenues for all of fiscal 2018 remained essentially flat as compared with 2017.”

“Lakeland’s cash balance at the end of fiscal 2018 increased by 52% to $15.8 million since the beginning of the year. This includes free cash flow generated during the year and the proceeds from the equity raise in the third quarter, partially offset by cash used for debt reduction and inventory ramping. Total debt was reduced by 71% to $1.7 million at year end. Cash used for inventory was necessitated in many of our international operations to address current demand and in anticipation of continued growth.”

“Fiscal 2018 was a year of considerable progress which truly was a team effort. I’d like to acknowledge the dedication of our global workforce, our executive management and our Board of Directors who collectively have led us to this point, and express our appreciation for the support of our expanded shareholder base. As we look toward the year ahead, we are very encouraged by our solid financial position and the growth prospects that are within reach given our diversified business lines, our optimized supply chain, and indications of continued global economic strength.”

Fiscal 2018 Fourth Quarter Financial Results

Net sales increased to $25.2 million for the three months ended January 31, 2018 compared to $20.3 million for the three months ended January 31, 2017, an increase of 23.9%. On a consolidated basis for the fourth quarter of fiscal 2018, domestic sales were $12.3 million or 49% of total revenues and international sales were $12.9 million or 51% of total revenues. This compares with domestic sales of $11.3 million or 56% of the total, and internationals sales of $9.0 million or 44% of the total in the same period of fiscal 2017.

Sales in the US increased $1.6 million or 14%, primarily due to increased sales of disposables products to national accounts and oil field services companies. Additionally, there was an increase in sales of chemical line products into the oil field services and refinery sectors along with demand from other industrial sectors, including woven and fire retardant markets, as the US economy continues to improve.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $5.5 million or 54% as compared to the prior year period. This growth is attributable to higher overall volume which increased inter-company sales (eliminated in consolidation), increased industrial activity and several larger customers beginning to replace depleted inventories as the Company worked through a large backlog. Canada sales increased $0.7 million or 58% as that country continues to experience an oil and gas turnaround. UK sales increased by $0.6 million or 31% as new distributors placed stocking orders. Russia and Kazakhstan sales combined for an increase in sales of $0.2 million. Amid continuously improving economies within Latin America, sales of $1.3 million increased by 27% from the prior year. Favorable foreign exchange currency translations for sales in China, Canada, Mexico, the UK and Chile as reported in US dollars also contributed to the Company’s consolidated revenue growth

Gross profit increased $2.1 million or 28% to $9.9 million for the three months ended January 31, 2018, from $7.8 million for the three months ended January 31, 2017. Gross profit as a percentage of net sales increased to 39.4% for the three-month period ended January 31, 2018, from 38.2% for the three months ended January 31, 2017.  Gross margin increases benefited from a mix of sales of higher margin products, including chemical suits, fire retardant apparel and other woven products, which was partially offset by labor cost increases in the Company’s manufacturing facilities in China.

Operating expense increased 48.1% from $5.9 million for the three months ended January 31, 2017 to $8.7 million for the three months ended January 31, 2018. Operating expense as a percentage of net sales was 34.8% for the three months ended January 31, 2017 as compared with 29.1% for the prior year period. The main factors for the higher operating expenses are the costs associated with the addition of new manufacturing facilities in India and Vietnam, increases in salaries for additional sales personnel as the Company expands internationally and domestically, the Amazon distribution strategy implementation, one- time non-cash charges associated with the assets held for sale in Brazil, increased expenses for freight costs and commissions based on higher sales volumes, and new product development costs.

During fiscal 2018, conditions in the Brazilian economy caused Lakeland management to believe that the Company’s assets held for sale in that country should be analyzed for impairment. The analysis resulted in an impairment write-down of $0.8 million for assets that have been identified as held-for-sale by the Company. The write-down is included in operating expenses in the Company’s fiscal 2018 fourth quarter. The estimated fair value less costs to sell the assets written down, consisting primarily of buildings and land, was approximately $0.2 million at the end of fiscal 2018.

Operating income of $1.2 million for the three months ended January 31, 2018 compares to $1.9 million for the three months ended January 31, 2017. Operating margins were 4.8% for the three months ended January 31, 2018, compared to 9.1% for the three months ended January 31, 2017.

On December 22, 2017, the United States passed the 2017 Tax Cuts and Jobs Act (the “Tax Act”), effective January 1, 2018. The Tax Act requires Lakeland to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, re-measuring any US deferred tax assets as well as reassessing the net realizability of deferred tax assets. The Company completed this re-measurement and reassessment in the recently completed fiscal year. The corporate income tax rate change, along with certain immaterial changes in tax basis resulting from the 2017 Tax Act, resulted in a reduction of the Company’s net deferred tax asset to $7.6 million with a corresponding deferred income tax expense of $5.1 million in fiscal year 2018. Though this one-time, non-cash adjustment had a materially negative impact on fiscal 2018 earnings, the Tax Act also changes the taxation of foreign earnings, and companies generally will not be subject to United States federal income taxes upon the receipt of dividends from foreign subsidiaries.

Income tax expense for the fourth quarter of fiscal 2018 was $6.1 million, compared with $0.8 million in income tax expense for the prior year period. The increase in tax expense was a result of a non-cash charge explained above of $5.1 million in connection with changes in the US tax law. The Company has the benefit of a tax credit from the worthless stock deduction relating to its exit from Brazil in FY16, so there should be no cash taxes in the US for approximately the next 2 years, depending on profitability in these periods. Lakeland subsidiaries also may be required to pay local taxes on certain country operations where those operations were profitable on a local basis. Cash paid for foreign subsidiary taxes in the fourth quarter of fiscal 2018 was $0.3 million, as compared with $0.5 million in the same period of the prior year.

Net loss for the three months ended January 31, 2018 was $4.9 million or $0.64 per basic share, as compared to net income of $0.9 million or $0.13 per basic share in the same period of 2017. Net loss for the fourth quarter of fiscal 2018 includes one-time items and non-cash expenses mentioned above as well as the non-cash tax expense associated with the Tax Act described above.

Fiscal 2018 Full Year Financial Results

Net sales increased to $96.0 million for the fiscal year ended January 31, 2018 compared to $86.2 million for prior year, an increase of 11.4%. On a consolidated basis, domestic sales were $50.4 million or 53% of total revenues and international sales were $45.5 million or 47% of total revenues. This compares with domestic sales of $46.5 million or 54% of the total, and international sales of $39.6 million or 46% of the total in fiscal 2017. Sales in the US increased $3.9 million or 8.4%, while international sales increased $5.9 million or 14.9%. In addition to strong unit sales growth, revenue as reported on consolidated basis in US dollars also benefited from foreign currency exchange rates which strengthened against the US dollar.

Gross profit for fiscal 2018 was $36.2 million, an increase of 14.4% from $31.6 million in 2017. Gross margin as a percentage of net sales in fiscal 2018 was 37.7%, up from 36.7% in 2017. Operating expenses of $27.7 million in fiscal 2018 increased nearly 12% from $24.8 million in 2017 while remaining at approximately 29% of sales in both years. The Company continues to invest in its operations, including the hiring of new sales people, new product development, and new technologies to supports the implementation of its Amazon distribution platform as well as a global MIS/ERP systems which will allow for improved operational efficiencies and cash management.

Operating income in fiscal 2018 of $8.5 million, which includes certain one-time expenses, benefited from sales growth, margin improvement and operating leverage throughout the year with an increase of 24% from $6.8 million in 2017. Net income for fiscal 2018, which includes one-time items and non-cash expenses mentioned above, was $0.4 million or $0.06 per basic share, compared to net income of $3.9 million or $0.54 per basic share in 2017.

As of January 31, 2018, Lakeland had cash and cash equivalents of approximately $15.8 million and working capital of $66.1 million. To accommodate continued global growth, inventories increased to $42.9 million at the end of fiscal 2018 as compared to $35.5 million at the beginning of the year. Cash and cash equivalents increased $5.4 million or 52% from the beginning of the fiscal year, while working capital increased by $18.3 million for an improvement of 38%. In addition to cash flow from operations of $0.6 million in fiscal 2018, the Company’s cash position increased by $10.1 million from the net proceeds of the common stock offering in the third quarter of fiscal 2018. The Company’s $20 million revolving credit facility had a $0 balance as of January 31, 2018. Total debt outstanding at January 31, 2018 was $1.7 million, down from $5.8 million at January 31, 2017 and $13.4 million at January 31, 2016.

The Company incurred capital expenditures of approximately $0.3 million during the fourth quarter of fiscal year 2018, compared to $0.3 million in the prior year period. Capital expenditures for all of fiscal 2018 was $0.9 million which includes the cost for a phased global rollout of a new enterprise resource planning (“ERP”) system, up from $0.5 million in the prior year. Third and fourth quarter fiscal 2018 capital expenditures principally relate to additions to equipment in China and for new manufacturing facilities in India and Vietnam.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

During the quarter ended October 31, 2017, the Company completed a public offering of 808,750 shares of common stock (including the initial offering and overallotment exercise) at a price of $13.80 per share for net proceeds of approximately $10.1 million. The Company has been using the net proceeds from the offering for building additional overseas manufacturing facilities, payment of capital expenditures associated with equipment, repayment of debt and general corporate purposes.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2018 fourth quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through April 23, 2018, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10118727.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS ($000’s) Except Share Information

ASSETS	January 31, 2018	January 31, 2017
Current assets
Cash and cash equivalents	$15,788	$10,365
Accounts receivable, net of allowance for doubtful accounts of $480 and $417 at January 31, 2018 and 2017, respectively	14,119	10,704
Inventories, net of allowance of $2,422 and $2,305 at January 31, 2018 and 2017, respectively	42,919	35,535
Prepaid VAT and other taxes	2,119	1,361
Other current assets	1,555	2,121
Total current assets	76,500	60,086
Property and equipment, net	8,789	8,527
Assets held for sale	150	901
Deferred tax assets	7,557	13,515
Prepaid VAT and other taxes	310	478
Other assets	354	176
Goodwill	871	871
Total assets	$94,531	$84,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,057	$4,928
Accrued compensation and benefits	1,771	1,311
Other accrued expenses	1,182	1,024
Current maturity of long-term debt	158	50
Short-term borrowings	211	153
Borrowings under revolving credit facility	-----	4,865
Total current liabilities	10,379	12,331
Long-term portion of debt	1,312	716
Total liabilities	11,691	13,047
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 10,000,000 shares, Issued 8,472,640 and 7,620,215; outstanding 8,116,199 and 7,263,774 at January 31, 2018 and 2017, respectively	85	76
Treasury stock, at cost; 356,441 shares at January 31, 2018 and 2017	(3,352)	(3,352)
Additional paid-in capital	74,917	64,764
Retained earnings	12,841	12,401
Accumulated other comprehensive loss	(1,651)	(2,382)
Total stockholders' equity	82,840	71,507
Total liabilities and stockholders' equity	$94,531	$84,554

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS ($000’s) Except Share Information

	Year Ended January 31, 2018	Year Ended January 31, 2017	Year Ended January 31, 2016
Net sales from continuing operations	$95,987	$86,183	$99,646
Cost of goods sold from continuing operations	59,784	54,546	63,313
Gross profit from continuing operations	36,203	31,637	36,333
Operating expenses from continuing operations	27,726	24,790	24,521
Operating profit from continuing operations	8,477	6,847	11,812
Other income, net from continuing operations	29	46	(120)
Interest expense from continuing operations	(163)	(620)	(785)
Income before taxes from continuing operations	8,343	6,273	10,907
Income tax expense from continuing operations	7,903	2,380	3,117
Net income from continuing operations	$440	$3,893	$7,790
Noncash reclassification of Other Comprehensive Income To Statement of Operations (no impact on stockholders’ equity)	-----	-----	(1,286)
Loss from operations from discontinued operations	-----	-----	(3,538)
Loss from disposal of discontinued operations	-----	-----	(515)
Loss before taxes for discontinued operations	-----	-----	(5,339)
Income tax benefit from discontinued operations	-----	-----	(1,403)
Net loss from discontinued operations	-----	-----	$(3,936)
Net income	$440	$3,893	$3,854
Net income per common share - Basic:
Income from continuing operations	$0.06	$0.54	$1.09
Loss from discontinued operations	-----	-----	$(0.55)
Net Income	$0.06	$0.54	$0.54
Net income per common share - Diluted:
Income from continuing operations	$0.06	$0.53	$1.07
Loss from discontinued operations	-----	-----	$(0.54)
Net Income	$0.06	$0.53	$0.53
Weighted average common shares outstanding:
Basic	7,638,264	7,257,553	7,171,965
Diluted	7,691,553	7,327,248	7,254,340

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES Operating Results ($000)

Reconciliation to GAAP Results

(UNAUDITED)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017

Net sales	$25,157	$20,302	$95,987	$86,183
Year over year growth	23.9%	-----	11.4%	-----
Gross profit	9,902	7,754	36,203	31,637
Gross profit %	39.4%	38.2%	37.7%	36.7%
Operating expenses	8,745	5,904	27,726	24,790
Operating expenses as a percentage of sales	34.8%	29.1%	28.9%	28.8%
Operating income	1,157	1,850	8,477	6,847
Operating income as a percentage of sales	4.6%	9.1%	8.8%	7.9%
Interest expense	(16)	(98)	(163)	(620)
Other income	16	26	29	46
Pretax income	1,157	1,778	8,343	6,273
Income tax expense	6,076	832	7,903	2,380
Net income (loss)	$(4,919)	$946	$440	$3,893

Weighted average shares for EPS-Basic	8,116,199	7,262,282	7,638,264	7,257,553
Net income (loss) per share	$(0.64)	$0.13	$0.06	$0.54

Operating income	$1,157	$1,850	$8,477	$6,847
Depreciation and amortization	193	231	775	1,194
EBITDA	1,350	2,081	9,252	8,041
Equity Compensation	133	99	424	276
USA Severance Associated with Restructure	-----	-----	-	461
Adjusted EBITDA	1,483	2,180	9,676	8,778
Cash paid for taxes (foreign)	332	473	1,260	1,599
Capital expenditures	286	297	905	413
Free cash flow	$865	$1,410	$7,511	$6,766

TTM Adjusted EBITDA	$9,676	$8,778	$9,676	$8,778
TTM cash paid for taxes (foreign)	1,260	1,599	1,260	1,599
TTM capital expenditures	905	413	905	413
TTM free cash flow	$7,511	$6,766	$7,511	$6,766

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

Operating Results ($000)

Reconciliation of Non-GAAP Results

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017
Net Income to EBITDA
Net Income	$(4,919)	$946	$440	$3,893
Interest	16	98	163	620
Taxes	6,076	832	7,903	2,380
Depreciation and amortization	193	231	775	1,194
Less Other income	(16)	(26)	(29)	(46)
EBITDA	1,350	2,081	9,252	8,041
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses)
EBITDA	1,350	2,081	9,252	8,041
Equity compensation	133	99	424	276
Non-cash write down of Brazil real estate	751	200	751	200
USA severance associated with restructure	-	-	-	461
Adjusted EBITDA (excluding non-cash and one-time expenses)	2,234	2,380	10,427	8,978
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
Adjusted EBITDA (excluding non-cash and one-time expenses)	2,234	2,380	10,427	8,978
Cash paid for taxes (foreign)	332	473	1,260	1,599
Capital expenditures	286	297	905	413
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	1,616	1,610	8,262	6,966